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                                                                     EXHIBIT 4.1


                     ARTICLES OF AMENDMENT TO THE CHARTER

                        COMMUNITY FINANCIAL GROUP, INC.

                            (Control Number 0304178)


         Pursuant to the provisions of Section 48-20-106 of the Tennessee Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Charter:

         1. Name of the Corporation: COMMUNITY FINANCIAL GROUP, INC.

         2. The text of the amendment is as follows:

         A. The first paragraph of section 7 of the Charter is hereto deleted in its entirety and replaced with the following:

         The property, affairs and business of the Corporation shall be managed by a Board of Directors. The number of directors shall be as specified in the Bylaws of the Corporation. The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. At the 1998 annual meeting of shareholders, Class I directors shall be elected for a one-year term, class II Directors for a two-year term and Class III directors for a three-year term. At each succeeding annual meeting of shareholders beginning in 1999, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting of the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

         Except as otherwise required by law, any vacancy on the Board of Directors that results from an increase in the number of directors shall be


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         filled only by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring on the Board of Directors shall be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor. A director need not be a shareholder in order to be elected to the Board of Directors but shall purchase and continue to own at least ten (10) shares of Common Stock within 90 days of election or appointment.

         The remaining portions of section 7 of the Charter shall remain in full force and effect and are not amended hereby.

         B. Section 10 of the Charter is hereby deleted in its entirety and replaced with the following:

         Directors of the Corporation may be removed only for cause by a vote of the holders of a majority of all of the shares of stock of the Corporation outstanding and entitled to vote for the election of directors, given at a duly called annual or special meeting of the shareholders, or by the vote of a majority of the entire Board of Directors. "Cause" shall include, but not be limited to, a director willfully or without reasonable cause being absent from any regular or special meeting for the purpose of obstructing or hindering the business of the Corporation.

         C. Section 15 of the Charter is hereby deleted in its entirety and replaced with the following:

         The provisions of this Charter of Incorporation may be amended, altered, or repealed from time to time to the extent, and in the manner prescribed by the laws of the State of Tennessee, and any additional provisions so authorized may be added; provided, however, that the first paragraph of
         Section 7, Section 10 and Section 15 may be amended only after the approval of the holders of 3/4ths of all of the shares of stock of the Corporation outstanding and entitled to vote at a duly called annual or special meeting of the shareholders. All rights herein conferred on the directors, officers and shareholders are granted subject to this reservation.

         3. The corporation is for profit.

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         4. The amendment was duly adopted on May 13, 1998 by the shareholders of the corporation.



                                             COMMUNITY FINANCIAL GROUP INC.



                                             BY:  /s/ Mack S. Linebaugh
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                                             Its: President
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